Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-71797 on Form S-3 and Registration Statement Nos. 333-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615, 333-148011, 333-184720 of Form S-8 of our reports dated August 21, 2014, relating to the financial statements and financial statement schedule of The Hillshire Brands Company and subsidiaries, and the effectiveness of The Hillshire Brands Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Hillshire Brands Company and subsidiaries for the year ended June 28, 2014.

/s/ Deloitte & Touche LLP
Chicago, Illinois
August 21, 2014